As filed with the Securities and Exchange Commission on November 12, 2002.

Registration No. 333-89721

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
Form S-3

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

DATUM INC.
(Exact name of registrant as specified in its charter)

Delaware	95-2512237
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

2300 Orchard Parkway
San Jose, California 95131
(408) 433-0910
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

THOMAS W. STEIPP
President and Chief Executive Officer
Symmetricom, Inc.
2300 Orchard Parkway
San Jose, California 95131
(408) 433-0910
(Name, address and telephone number,
including area code, of agent for service)
Copy to: RICHARD BEBB Pillsbury Winthrop LLP 2550 Hanover Street Palo Alto, CA 94304 (650) 233-4500

This Amendment to Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission.

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S–3 (File No. 333-89721) (the “Registration Statement”) of Datum Inc. (the “Company”) pertaining to 235,705 shares of the Company’s common stock, par value $0.25 per share (“Common Stock”), which was filed with the Securities and Exchange Commission and became effective on October 26, 1999. On May 22, 2002 the Company, Symmetricom, Inc. (“Symmetricom”) and Dublin Acquisition Subsidiary, Inc. (“Merger Sub”), a wholly-owned subsidiary of Symmetricom, entered into an Agreement and Plan of Merger pursuant to which Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Symmetricom (the “Merger”). The Merger became effective on October 29, 2002 upon filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Post-Effective Amendment No.1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on November 11, 2002.

DATUM INC.

By:	/S/ THOMAS W. STEIPP

Thomas W. Steipp President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ THOMAS W. STEIPP	President (Principal Executive Officer)	November 11, 2002

Thomas W. Steipp

/S/ WILLIAM SLATER	Secretary and Treasurer (Principal Financial and Principal Accounting Officer) and Sole Director	November 11, 2002

William Slater